Exhibit 99.1

February 15, 2013	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ANNOUNCES EXECUTIVE APPOINTMENTS

Allen L. Shiver elected President and CEO; George E. Deese named Executive Chairman

THOMASVILLE, GA—Flowers Foods (NYSE: FLO) announced today that its board of directors has elected Allen L. Shiver president and chief executive officer effective May 22, 2013, the date of the company’s annual shareholders’ meeting. Shiver has 33 years of service with the company and currently serves as president. George E. Deese, current chairman of the board and chief executive officer, has been elected executive chairman of the board effective the same date. This announcement is consistent with the company’s management succession plan.

“This is a time of exciting opportunities for Flowers Foods, and the board and I are confident in Allen’s continued leadership as our team integrates recent acquisitions and focuses on growing sales and earnings,” Deese said. “My role as executive chairman is to ensure that our strategic direction is sound and that Flowers’ culture—what defines our team as unique in our industry—remains strong so we can continue to build value for our shareholders.”

Shiver noted that Flowers will remain focused on strengthening its number two position in the U.S. fresh baked foods market. “With pending acquisitions and market expansions currently underway, we expect to surpass our 2016 goal of reaching 75 percent of the U.S. population with our fresh baked foods three years ahead of schedule. Even so, we will have significant growth opportunities in our new markets and in our core territories for years to come and I am confident on our team’s ability to achieve our long-term growth objectives.”

During his career with Flowers, Shiver, age 57, has been promoted to increasing levels of responsibility in sales, marketing, and operations. Since being named president in 2010, he has provided operational oversight, been involved in strategic growth initiatives, and given guidance to the company’s national sales and marketing efforts. Shiver is an American Bakers Association (ABA) board member, and previously served as ABA’s chairman of the board. He is a past co-chair of the Grain Foods Foundation Board of Trustees, and currently serves on the President’s Advisory Council and Industry Affairs Council of the Grocery Manufacturers Association (GMA).

Flowers’ board of directors is pleased Deese will continue to be actively involved with the company. “George Deese is an exceptional leader who has been integral to Flowers’ growth for more than four decades. His insight and collaborative management style have helped create the operating strategies and company culture that set Flowers Foods apart from not only its bakery peers, but also others in the food industry. George’s continued guidance will be essential as the company navigates new growth opportunities while working to preserve its unique culture and strategic direction,” said Benjamin H. Griswold IV, presiding director of Flowers’ board.

Deese was elected CEO in 2004, and continued Flowers’ decades-long tradition of consistent sales growth through acquisitions, market expansion, and organic growth in core markets. Under his leadership as CEO, Flowers Foods grew from a regional baked foods company with access to 38 percent of the U.S. population and annual sales of $1.5 billion in 2004 to the second-largest baking company in the country with more than $3 billion in sales and access to more than 75 percent of the population for its fresh baked foods. During Deese’s tenure as CEO, Flowers Foods created more than $3.0 billion for shareholders in increased market capitalization and dividends.

Deese’s career with Flowers spans 48 years. Starting as route salesperson in Alabama, he was promoted to increasingly senior-level positions. From 1983 until 2002, Deese was president and chief operating officer of Flowers Bakeries, the company’s fresh baked foods business. He was elected president and chief operating officer of Flowers Foods in 2002, CEO in 2004, and chairman in 2006. Deese also served as an industry leader, acting as chairman of ABA, and holding various leadership roles with GMA. He currently serves as a member of the board for Georgia Research Alliance and as a member of the Mayo Jacksonville Leadership Council.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods for retail and foodservice customers in the United States with 2012 sales of $3.05 billion. Flowers operates 44 bakeries that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own and Tastykake. For more information, visit www.flowersfoods.com

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) our ability to fully integrate recent acquisitions into our business, and (g) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Investor Contact: Marta J. Turner (229) 227-2348

Media Contact: Keith Hancock (229) 227-2380

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